Exhibit 99.1

Editas Medicine Announces Third Quarter 2023 Results and Business Updates

Company to provide a clinical update on the EDIT-301 RUBY trial for SCD and EdiTHAL trial for TDT in December at the American Society of Hematology (ASH) Annual Meeting and in a Company-sponsored webinar

Granted Vor Bio a non-exclusive license for Cas9 patents for ex vivo HSC therapies for the treatment and prevention of hematological malignancies

Strengthened Executive Team with appointment of Caren Deardorf as the Company's first Chief Commercial and Strategy Officer
CAMBRIDGE, Mass., November 3, 2023 – Editas Medicine, Inc. (Nasdaq: EDIT), a clinical-stage genome editing company, today reported financial results for the third quarter 2023 and provided business updates.
“We made significant progress advancing EDIT-301 in the third quarter, continuing to enroll and dose patients, and advancing the program towards a BLA filing. We believe EDIT-301 has the potential to be a clinically differentiated, one-time, durable medicine that can provide life changing clinical benefits to patients with sickle cell disease or beta thalassemia, specifically driving early and robust correction of anemia and sustained increases in fetal hemoglobin, and we look forward to sharing clinical data from RUBY and EdiTHAL at ASH and in a Company-sponsored webinar next month,” commented Gilmore O’Neill, M.B., M.M.Sc., President and Chief Executive Officer, Editas Medicine. “I’m also excited to welcome our new Chief Commercial and Strategy Officer, Caren Deardorf, to the Editas leadership team, where she will leverage her experience in successful product launches to build and lead Editas Medicine’s commercial organization, strategy, and execution to support all launch, commercialization, and lifecycle management activities of the Company’s current and future pipeline of products.”
Recent Achievements and Outlook

Ex Vivo Hemoglobinopathies

•EDIT-301 Clinical Data Update
◦The Company will share clinical data updates from the RUBY trial for severe sickle cell disease (SCD) and the EdiTHAL trial for transfusion-dependent beta thalassemia (TDT) in a Company-sponsored webinar and in a poster at the American Society of Hematology (ASH) Annual Meeting on Monday, December 11.

•EDIT-301 for Sickle Cell Disease
◦The Company continues to enroll and dose patients in the RUBY trial for SCD.
◦In October, the U.S. Food and Drug Administration (FDA) granted Regenerative Medicine Advanced Therapy (RMAT) designation to EDIT-301 for the treatment of SCD.

•EDIT-301 for Transfusion-dependent Beta Thalassemia
◦The Company continues to enroll and dose patients in the EdiTHAL trial for TDT.

Business Development
•In August, Editas Medicine entered into a licensing agreement with Vor Bio, providing Vor Bio a non-exclusive Cas9 license for the development of ex vivo Cas9 gene edited hematopoietic stem cell (HSC) therapies for the treatment and/or prevention of hematological malignancies. Under this agreement, Editas Medicine received an upfront payment and is eligible for future development, regulatory, and commercial milestone payments, as well as royalties on medicines utilizing the related intellectual property.

Other Corporate Highlights
•Leadership
Caren Deardorf joined Editas as Chief Commercial and Strategy Officer
Ms. Deardorf brings to Editas more than 25 years of international biotechnology leadership across a range of companies and therapeutic areas. Most recently, Ms. Deardorf served as the Chief Commercial Officer of Magenta Therapeutics. Prior to Magenta, she served as the Chief Commercial Officer of Ohana Biosciences where she was responsible for developing a commercial strategy, including planning for the company’s first product launch. Earlier in her career, Ms. Deardorf held a variety of commercial roles of increasing responsibility at Biogen, most recently serving as Vice President, Product Development & Commercialization, leading and executing a highly successful global launch of SPINRAZA®, a treatment for children and adults with spinal muscular atrophy. During her tenure at Biogen, Ms. Deardorf was instrumental in building the multiple sclerosis (MS) franchise and helping to establish Biogen’s global leadership through US and worldwide brand management, including leading the brand and launch strategy for TECFIDERA® and the US and EU launches of TYSABRI® and AVONEX®.

Third Quarter 2023 Financial Results
Cash, cash equivalents, and marketable securities as of September 30, 2023, were $446.4 million compared to $480.0 million as of June 30, 2023. The Company expects the existing cash, cash equivalents and marketable securities to fund operating expenses and capital expenditures into the third quarter of 2025.
•For the three months ended September 30, 2023, net loss attributable to common stockholders was $45.0 million, or $0.55 per share, compared to net loss of $55.7 million, or $0.81 per share, for the same period in 2022.
•Collaboration and other research and development revenues increased to $5.3 million for the three months ended September 30, 2023, compared to $42.0 thousand for the same period in 2022. The increase is primarily related to an upfront payment for the non-exclusive Cas9 license to Vor Bio in the third quarter of 2023.
•Research and development expenses decreased slightly by $0.8 million to $40.5 million for the three months ended September 30, 2023, compared to $41.3 million for the same period in 2022.
•General and administrative expenses decreased by $1.2 million to $15.0 million for the three months ended September 30, 2023, compared to $16.2 million for the same period in 2022. The decrease was driven by reduced headcount related expense, including stock compensation, and reduced legal costs.

Upcoming Events
Editas Medicine plans to participate in the following scientific and medical conference:
•American Society of Hematology (ASH) 2023 Annual Meeting
December 8-12, 2023
San Diego, CA

Editas Medicine plans to participate in the following investor events:
•Truist Securities BioPharma Symposium
November 8-9, 2023
New York, NY

•Stifel 2023 Healthcare Conference
November 14-15, 2023
New York, NY

•Evercore ISI’s Annual HealthCONx Conference
November 28-30, 2023
Miami, FL

Conference Call
The Editas Medicine management team will host a conference call and webcast today at 8:00 a.m. ET to provide and discuss a corporate update and financial results for the third quarter of 2023. To access the call, please dial 1-877-407-0989 (domestic) or 1-201-389-0921 (international) and ask for the Editas Medicine earnings call. A live webcast of the call will also be available on the Investors section of the Editas Medicine website at www.editasmedicine.com, and a replay will be available approximately two hours after its completion.

About Editas Medicine
As a clinical-stage genome editing company, Editas Medicine is focused on translating the power and potential of the CRISPR/Cas12a and Cas9 genome editing systems into a robust pipeline of treatments for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize transformative, durable, precision genomic medicines for a broad class of diseases. Editas Medicine is the exclusive licensee of Broad Institute’s Cas12a patent estate and Broad Institute and Harvard University’s Cas9 patent estates for human medicines. For the latest information and scientific presentations, please visit www.editasmedicine.com.
Forward-Looking Statements
This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’

‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements regarding the initiation, timing, progress and results of the Company’s preclinical and clinical studies and its research and development programs, the timing for the Company’s receipt and presentation of data from its clinical trials and preclinical studies, including clinical data updates for the RUBY and EdiTHAL trials in December 2023, potential of, and expectations for, the Company’s product candidates, the timing or likelihood of regulatory filings and approvals, the Company’s expectations regarding commercial readiness, and the Company’s expectations regarding cash runway. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation and completion of pre-clinical studies and clinical trials, including the RUBY and EdiTHAL trials, and clinical development of the Company’s product candidates, including EDIT-301; availability and timing of results from pre-clinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or to market products and availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements. These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as updated by the Company’s subsequent filings with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, the Company explicitly disclaims any obligation to update any forward-looking statements.

EDITAS MEDICINE, INC.
Consolidated Statement of Operations
(amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Collaboration and other research and development revenues	$5,336	42	$18,074	$13,176
Operating expenses:
Research and development	40,512	41,326	108,095	122,960
General and administrative	14,987	16,236	55,198	52,720
Total operating expenses	55,499	57,562	163,293	175,680
Operating loss	(50,163)	(57,520)	(145,219)	(162,504)
Other income, net:
Other (expense) income, net	—	1	(1,590)	4
Interest income, net	5,144	1,793	12,464	2,806
Total other income, net	5,144	1,794	10,874	2,810
Net loss	$(45,019)	$(55,726)	$(134,345)	$(159,694)
Net loss per share, basic and diluted	$(0.55)	$(0.81)	$(1.81)	$(2.33)
Weighted-average common shares outstanding, basic and diluted	81,648,250	68,736,125	74,029,645	68,621,574

EDITAS MEDICINE, INC.
Selected Consolidated Balance Sheet Items
(amounts in thousands)
(Unaudited)

	September 30,	December 31,
	2023	2022
Cash, cash equivalents, and marketable securities	$446,414	$437,371
Working capital	300,000	296,644
Total assets	504,650	514,321
Deferred revenue, net of current portion	60,667	60,667
Total stockholders' equity	360,462	360,680
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Media and Investor Contact:
Cristi Barnett
(617) 401-0113
cristi.barnett@editasmed.com